Exhibit 99.1
ILFC Announces Proposed Offering of Additional 8.625% Senior Notes due September 2015 and
Additional 8.750% Senior Notes due March 2017
(Century City, California – March 30, 2010) – International Lease Finance Corporation (ILFC), a wholly-owned subsidiary of American International Group, Inc. (NYSE: AIG), today announced its intention to offer, subject to market and other conditions, $250 million of additional 8.625% Senior Notes due September 2015 (the “2015 Notes”) and $250 million of additional 8.750% Senior Notes due March 2017 (the “2017 Notes” and together with the 2015 Notes, the “Notes”) in a private placement to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.
The 2015 Notes will have the same terms except issue date and purchase price and be treated as the same series as the $1 billion aggregate principal amount of 8.625% Senior Notes due September 2015 issued by ILFC on March 22, 2010. The 2017 Notes will have the same terms except issue date and purchase price and be treated as the same series as the $1 billion aggregate principal amount of 8.750% Senior Notes due March 2017 issued by ILFC on March 22, 2010. The Notes will accrue interest from March 22, 2010, the issue date of the previous notes.
ILFC intends to use the net proceeds from the sale of the Notes for general corporate purposes, including the repayment of existing indebtedness. The Notes will be unsecured and will not be guaranteed by ILFC’s parent, any of ILFC’s subsidiaries or any third party.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
Cautionary Statement Regarding Forward Looking Information
This press release contains statements which may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning ILFC’s intention to offer its Notes and the expected use of the proceeds of the sale of such Notes. These statements are based on current expectations of future events. A variety of factors could cause actual results to differ materially from the anticipated expectations expressed. Except as required by law, ILFC does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.